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                                                                   EXHIBIT 23(a)

CONSENT OF INDEPENDENT ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of First Albany Companies Inc. on Form S-8 related to the First Albany Companies Inc. Executive Officers Deferred Compensation Plan and the First Albany Companies Inc. Investment Executives Deferred Compensation Plan (File No. 0-14140) of our report dated February 7, 1997, on our audits of consolidated financial statements and financial statement schedule of First Albany Companies Inc. as of December 31, 1996, and September 29, 1995, and for the year ended December 31, 1996, the three months ended December 31, 1995, and the years ended September 29, 1995 and September 30, 1994, which report is included in the 1996 Annual Report on Form 10-K.

                                          /s/ Coopers, Lybrand LLP

Albany, New York
January 6, 1998